UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 30, 2026

Broadcom Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-38449	35-2617337
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3421 Hillview Avenue

Palo Alto, California 94304

(Address of principal executive offices including zip code)

(650) 427-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.001 par value	AVGO	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Financial Officer Transition

On March 30, 2026, Kirsten M. Spears notified Broadcom Inc. (the “Company”) of her retirement and resigned from her position as Chief Financial Officer and Chief Accounting Officer of the Company, effective as of June 12, 2026.

On March 30, 2026, the Board of Directors of the Company (the “Board”) appointed Amie Thuener to succeed Ms. Spears as the Chief Financial Officer of the Company, effective as of June 12, 2026. The employment of Ms. Thuener with the Company is expected to commence on May 4, 2026 and she will assume the role of Chief Financial Officer following the retirement of Ms. Spears on June 12, 2026.

Ms. Thuener, age 51, has served as Vice President, Corporate Controller and Chief Accounting Officer of Alphabet Inc. since 2018. Ms. Thuener held several senior finance positions at Alphabet from 2013 to 2018, including as Vice President and Chief Accountant. Prior to joining Alphabet, Ms. Thuener was at PricewaterhouseCoopers LLP from 1996 to 2012 and held several senior management positions, including as Managing Director, Transaction Services. Ms. Thuener is a Certified Public Accountant and a Chartered Global Management Accountant.

There are no family relationships between Ms. Thuener and any director or executive officer of the Company as defined in Item 401(d) of Regulation S-K, and Ms. Thuener has no direct or indirect material interest in any transaction or proposed transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Kirsten M. Spears Transition and Consulting Agreement

In connection with the retirement of Ms. Spears, the Company entered into a transition and consulting agreement with Ms. Spears, dated as of April 1, 2026 (the “Transition Agreement”).

The Transition Agreement provides that, following the conclusion of Ms. Spears’ employment with the Company on June 12, 2026, she will provide consulting services to the Company, as reasonably requested by the Chief Executive Officer of the Company, until March 15, 2027, unless the consulting period terminates earlier in accordance with the terms of the Transition Agreement. During the consulting period, Ms. Spears’ outstanding equity awards will continue to vest in accordance with their terms (provided that the performance-based equity awards will in no event vest at a level exceeding target). Ms. Spears will not receive any other compensation during the consulting period. The Transition Agreement includes a general release of claims in favor of the Company.

Amie Thuener Offer Letter and Equity Awards

In connection with her employment with the Company and appointment as Chief Financial Officer of the Company, effective as of June 12, 2026, the Company entered into an offer letter with Ms. Thuener, dated as of March 30, 2026, which sets forth the material terms of her employment and compensation (the “Offer Letter”).

Pursuant to the Offer Letter, Ms. Thuener will receive an annual base salary of $700,000 and will be eligible to participate in the Company’s annual performance bonus plan with a target bonus opportunity of 100% of her base salary. Ms. Thuener will also receive a $1,000,000 sign-on cash bonus, payable within 30 days following the commencement of her employment.

The Offer Letter further provides that, subject to the approval of the Compensation Committee of the Board and Ms. Thuener’s continued employment through the applicable grant date, Ms. Thuener will be granted equity awards under the Company’s 2012 Stock Incentive Plan consisting of (i) 50,000 restricted stock units (“RSUs”) and (ii) 50,000 performance stock units (“PSUs”) at target. The equity awards are expected to be granted on June 15, 2026.

The RSUs will vest in equal quarterly installments over a four-year period following the grant date, subject to Ms. Thuener’s continued employment through each applicable vesting date. The PSUs will vest annually over a four-year period across four overlapping performance periods (March 2, 2026 through March 1, 2027, March 2, 2026 through March 1, 2028, March 2, 2026 through March 1, 2029 and March 2, 2026 through March 1, 2030) based on the Company’s total stockholder return relative to the S&P 500 and the Company’s absolute total stockholder return for the applicable performance period, in each case subject to Ms. Thuener’s continued employment through the anniversary of the grant date immediately following the end of each applicable performance period. The maximum vesting for the PSUs is 200% of the total target number of shares. The equity awards will be subject to the other terms and conditions set forth in the Company’s 2012 Stock Incentive Plan and the applicable award agreements.

In addition, Ms. Thuener is expected to enter into the Company’s standard form of indemnification and advancement agreement and a severance benefit agreement on terms and conditions materially consistent with those applicable to Ms. Spears pursuant to her severance benefit agreement, as described in the Company’s definitive proxy statement filed with the U.S. Securities and Exchange Commission on March 2, 2026.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 2, 2026

Broadcom Inc.

By:	/s/ Hock E. Tan
Hock E. Tan
President and Chief Executive Officer